Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 9, 2013 (“Effective Date”), by and between Gregg Appliances, Inc. (“Company”), and Julie Lyle (“Executive”). Executive desires to be employed or to continue to be employed by the Company. The Company desires to employ or to continue to employ Executive provided it is afforded the protections of this Agreement. In consideration of the foregoing, the Company’s employment of Executive, and the promises and covenants contained in this Agreement, the Company and Executive agree as follows:
1.    Employment Terms
1.1.    Employment. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, for a period beginning on the Effective Date and continuing until terminated by either party. Executive will serve initially in the position of Chief Marketing Officer and will have those duties and responsibilities that the Company assigns to Executive from time to time. The Company, in its sole discretion, may assign Executive a different position or title, or new or different duties and responsibilities, from time to time during Executive’s employment with the Company.
1.2.    Compensation And Benefits. For all services to be rendered by Executive during Executive’s employment under this Agreement, and as consideration for complying with the covenants herein, the Company will pay and provide the following to Executive:

(a)
During Executive’s employment, the Company will pay Executive a salary or other designated compensation (“Base Salary and Incentive”). Executive’s initial Base Salary and Incentive shall be determined by mutual agreement between the Company and Executive. The Company and Executive acknowledge and agree that the Company, in its sole discretion, may adjust the manner and amount of Executive’s Base Salary and Incentive (or any other elements of compensation) from time to time during Executive’s employment with the Company. The Base Salary and Incentive shall be paid to Executive consistent with the customary payroll practices of the Company. The Base Salary and Incentive shall be subject to standard payroll withholding deductions as required by law and withholding for benefits in which Executive elects to participate. To the extent stock options are made available to Executive, Executive’s receipt of any such stock options are contingent upon Executive executing and fully complying with the terms of this Agreement.

(b)
During Executive’s employment, Executive will be entitled to participate in the Company’s employee benefit plans to which other employees of the Company are generally entitled to participate; provided, however, Executive’s entitlement to participate in such benefit plans is subject to the eligibility requirements and other terms and conditions of such benefit plans. Executive acknowledges and agrees that the Company, in its sole discretion, may change, amend or discontinue any of its employee benefit plans or programs at any time during Executive’s employment with the Company, and nothing contained in this Agreement shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any benefit plan or program.

1.3.    Best Efforts And Duty Of Loyalty. During Executive’s employment Executive will: (a) devote Executive’s best efforts to the furtherance of the business of the Company; (b) will not engage, directly or indirectly, in any activity, employment or business venture, that is competitive with the Company’s business in any respect; (c)  will not take any action, or make any omission, that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interest of the Company or is detrimental to its business and (d) will not engage in any outside work or other employment without the Company’s express written permission.
1.4.    Company Property. All tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Executive receives or makes in the course of Executive’s employment are and remain the property of the Company, and Executive will immediately return such property upon the Company’s request or upon termination of Executive’s employment.
1.5.    Employment Policies. Executive will abide by any employment or work rules and/or policies that the Company currently has or may adopt, amend or implement from time to time during Executive’s employment.
1.6.    Termination. Executive’s employment is on an at‑will basis and this Agreement does not guarantee employment for any specific duration. Either the Company or Executive may terminate the employment relationship at any time for any reason, or no reason, with or without advance notice.

1.7.    Severance Benefits.

(a)
Pay. If the Company terminates Executive’s employment, it shall pay Executive, as severance pay, an amount equivalent to twelve (12) months of Executive’s base salary, subject to applicable withholdings and deductions. Payment will be made ratably over the twelve (12) month period immediately following the termination of Executive’s employment (the "Severance Period"), consistent with the customary payroll practices of the Company. Provided, however, Executive will not be entitled to the severance discussed in this Section 1.7(a) if Executive voluntarily resigns his employment or if the Company terminates his employment for Cause (as defined below). Provided further that any unpaid severance due to Executive will be reduced by an amount equal to the gross wages Executive earns from other employment (including self employment) during the Severance Period. In the event that Executive serves as a corporate director for the Board of any public or nonprofit organization, or receives compensation for any speaking engagements, during or after her employment with the Company, nothing in this provision shall reduce the amount of severance pay paid to Executive for amounts earned in continuation of these activities. During the Severance Period, Executive agrees to notify the Company's then current Chief Human Resources Officer within seven (7) calendar days of Executive obtaining other employment (including self employment) and will notify the Company of the amount of the gross monthly wages paid pursuant to such employment.

(b)
Additional Insurance Stipend. If the Company terminates Executive’s employment, the Company shall pay Executive a lump sum stipend equal to 167% of the product of twelve (12) times the monthly COBRA premium that corresponds, as of the date of Executive’s termination of employment, to the health, dental, and vision coverage that Executive had in effect under the Company’s health, dental and vision plans immediately prior to termination of employment. The stipend will be subject to all applicable withholdings and deductions, and will be paid to Executive on the same payroll date as the first installment of severance pay described above in Section 1.7(a). Executive may apply the stipend towards Executive’s purchase of COBRA continuation coverage or for any other purpose. Provided, however, Executive will not be entitled to any payment from the Company as described in this Section 1.7(b) if Executive voluntarily resigns his employment or if the Company terminates his employment for Cause (as defined below).

Except for Executive’s rights under COBRA or as otherwise provided by this Agreement, the terms of any applicable benefit plan or applicable law, Executive’s eligibility to participate in, and/or his receipt of, all employee benefits and perquisites will terminate as of the date Executive’s employment terminates.

(c)
Outplacement Assistance. If the Company terminates Executive’s employment, the Company will provide Executive with outplacement services for a period of twelve (12) months after the date of termination to assist Executive in his search for new employment. Such outplacement services shall be consistent with those that the Company has provided to former employees. Provided, however, Executive will not be entitled to the outplacement benefits discussed in this Section 1.7(c) if Executive voluntarily resigns his employment or if the Company terminates his employment for Cause (as defined below).

(d)	Termination Because Of Change In Control.

(i)
If the Company terminates Executive’s employment within twelve (12) months following a Change in Control (as defined below), the Company shall pay Executive, as severance pay, an amount equivalent to twelve (12) months of Executive’s base salary, subject to applicable withholdings and deductions. Payment will be made ratably over the twelve (12) month period immediately following the termination of Executive’s employment, (the "Change in Control Severance Period") consistent with the customary payroll practices of the Company. Provided, however, Executive will not be entitled to the severance discussed in this Section 1.7(d)(i) if Executive voluntarily resigns his employment or if the Company terminates his employment for Cause (as defined below). Provided further that any unpaid severance due to Executive will be reduced by an amount equal to the gross wages Executive earns from other employment (including self employment) during the Change in Control Severance Period. In the event that Executive serves as a corporate director for the Board of any public or nonprofit organization, or receives compensation for any speaking engagements, during or after her employment with the Company, nothing in this provision shall reduce the amount of severance pay paid to Executive for amounts earned in continuation of these activities. During the Change in Control Severance Period, Executive agrees to notify the Company's then current Chief Human Resources Officer within seven (7) calendar days of Executive obtaining other employment (including self employment) and will notify the Company of the amount of the gross monthly wages paid pursuant to such employment.

(ii)
Subject to the procedural conditions prescribed below, the Company shall also provide Executive with the severance benefits set forth in Subsection 1.7(d)(i) above upon any voluntary resignation of Executive if any one (1) of the following events occurs within twelve (12) months following a Change in Control (as defined below):

(A)	A material diminution in Executive’s base compensation from the level of such base compensation immediately prior to the Change in Control (as defined below).

(B)	A material diminution in Executive’s authority, duties, or responsibilities from his authority, duties, or responsibilities immediately prior to the Change in Control (as defined below).

(C)
A material change in the geographic location at which Executive is assigned to perform his duties and responsibilities on behalf of the Company from such geographic location immediately prior to the Change in Control (as defined below).

For the Executive to be entitled to severance benefits because of his resignation following the occurrence of one (1) of the listed events, each of the following procedural conditions must be satisfied: (i) within ninety (90) calendar days of the initial occurrence of the event, the Executive must give written notice to the Company of such occurrence; (ii) the Company must have failed to remedy that occurrence within thirty (30) calendar days after receiving such notice, and (iii) the Executive must resign no later than 150 calendar days after the initial occurrence of the event.

(iii)
If Executive is entitled to severance benefits under this Section 1.7(d) (under either (i) or (ii) of such Section), the Company shall pay Executive a lump sum stipend equal to 167% of the product of twelve (12) times the monthly COBRA premium that corresponds, as of the date of Executive’s termination of employment, to the health, dental, and vision coverage that Executive had in effect under the Company’s health, dental and vision plans immediately prior to termination of employment. The stipend will be subject to all applicable withholdings and deductions, and will be paid to Executive on the same payroll date as the first installment of severance pay described above in this Section 1.7(d). Executive may apply the stipend towards Executive’s purchase of COBRA continuation coverage or for any other purpose. Provided, however, Executive will not be entitled to any payment from the Company towards COBRA premiums as described in this Section 1.7(d)(iii) if Executive voluntarily resigns his employment (other than pursuant to the provisions of Section 1.7(d)(ii)) or if the Company terminates his employment for Cause (as defined below).

(iv)
If the Company terminates Executive’s employment, or if Executive voluntarily resigns, within twelve (12) months following a Change in Control, and if Executive receives severance benefits under this Section 1.7(d), Executive forfeits, and is not eligible for, severance benefits under Section 1.7(a) and (b).

(e)
Confidentiality. Executive agrees that receipt of the severance described in Sections 1.7(a), (b), (c), and (d) will remain confidential between Executive and Executive’s counsel (if any), and will not be revealed to anyone else whatsoever (except Executive’s spouse or tax preparer who shall also be bound by this confidentiality provision) unless under subpoena or court order.

(f)	For purposes of this Section 1.7, the term

(i)	“Cause” means the Company’s termination of Executive’s employment for a reason listed below:

(I)	Executive’s failure or refusal to perform specific lawful directives of the senior officers of the Company;

(II)	Dishonesty of Executive affecting the Company;

(III)	Violation of any Company policy;

(IV)	Being under the influence of alcohol or using illegal drugs in a manner which interferes with the performance of Executive’s duties and responsibilities under this Agreement;

(V)	Executive’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation;

(VI)	Any misconduct of Executive resulting in material loss to the Company, or material damage to the reputation of the Company, or theft or defalcation from the Company;

(VII)	Executive’s neglect or failure to substantially perform Executive’s material duties and responsibilities under this Agreement; or

(VIII)	Any material breach (not covered by any of clauses (I) through (VII) above) of any of the provisions of this Agreement.

(ii)
“Change in Control” of the Company means (i) a merger, consolidation, business combination or similar transaction involving the Company as a result of which the holders of the voting securities of the Company prior to such transaction in the aggregate cease to own at least 70% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 25% of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person or group (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 25% of the voting securities of the Company whether by tender or exchange offer or otherwise.

(g)
Release Agreement. As a prior condition to receiving the severance benefits described in Sections 1.7(a), (b), (c) and (d) above, Executive agrees that he will first execute and deliver to the Company the Release Agreement attached as Exhibit A to this Agreement.

(h)
Section 409A Compliance. Notwithstanding any other provision of this Agreement, the total amount of the severance benefits payable to Executive under this Agreement shall not exceed two times the lesser of (a) Executive’s Annual Compensation (as defined below), or (b) the annual limitation on compensation in effect as of Executive’s termination date under Internal Revenue Code (“Code”) Section 401(a)(17), which is $255,000 in 2013. If the amount of Executive’s total severance benefits under this Agreement would exceed this limit, Executive’s severance benefits will be reduced (in the manner determined by the Company) to the extent necessary to prevent them from exceeding this limit. For purposes of this Section 1.7(h), “Annual Compensation” means the total of all compensation (including wages, salary, and any other benefits of monetary value, whether paid in cash or otherwise) that was paid to Executive for services performed for the Company during the calendar year prior to the calendar year in which the termination of employment occurs (or if Executive worked for the Company for less than that entire calendar year, the total compensation that Executive would have been paid at Executive’s usual rate of compensation had Executive worked for the Company for the entire calendar year.)

(i)
No Excess Parachute Payments. Notwithstanding any other provision of this Agreement, if any portion of the benefits provided in Section 1.7 of this Agreement or under any other agreement with or plan of the Company (in the aggregate “Total Payments”) would constitute a “parachute payment” (as hereinafter defined), then the payments to be made to Executive under this Agreement shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1.00) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Code Section 4999, and which the Company may pay without loss of deduction under Section 280G of the Code. For purposes of this Agreement, the term “parachute payment” shall have the meaning assigned to it in Section 280G of the Code, and such “parachute payment” shall be valued as provided therein.

(j)
Delay of Severance Payments to Specified Employee. Notwithstanding any other provision of this Agreement, if any amount payable to Executive under this Agreement on account of Executive’s separation from service with the Company constitutes deferred compensation within the meaning of Code Section 409A, and Executive is a Specified Employee on the date of his separation from service, payment of the amount shall be delayed until the first business day that is at least six (6) months after the date on which Executive’s separation from service occurred. For these purposes, “Specified Employee” has the meaning given to that term in Code Section 409A(a)(2)(B)(i) and interpretive regulations.

2.    Non‑Disclosure And Non‑Compete Terms
2.1.    Non-Disclosure of Confidential Information.

(a)
Definition. As used in this Agreement, the term “Confidential Information” means any and all of the Company’s trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company or its business, including, intellectual property, customer lists, information about or received from customers, information about or received from business partners, information received from third parties that the Company is obligated to keep confidential, marketing plans and strategies, information about suppliers, pricing information, cost information, research and development information, business methods and processes, computer codes, business plans, financial information, contract information, data compilations, personnel information and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including, work product created by Executive in rendering services for the Company.

(b)
Non-Disclosure. During Executive’s employment and thereafter, Executive will not use or disclose any Confidential Information to others, except as authorized in writing by the Company or in the performance of work assigned to Executive by the Company. Executive agrees that the Company owns the Confidential Information and Executive has no rights, title or interest in any of the Confidential Information. Executive will abide by the Company’s policies protecting the Confidential Information.

(c)
Return Of Information And Sworn Statement. At the Company’s request or upon voluntary or involuntary termination of Executive’s employment, Executive will immediately deliver to the Company any and all materials (including all copies and electronically stored data) containing any Confidential Information in Executive’s possession or subject to Executive’s custody or control. Executive will, if requested by the Company, provide a sworn written statement disclosing whether Executive has returned to the Company all materials (including all copies and electronically stored data) containing any Confidential Information previously in Executive’s possession or subject to Executive’s custody or control.

(d)
Continuing Obligation. Executive’s confidentiality obligations shall continue as long as the Confidential Information remains confidential. Those obligations shall not apply to information which becomes generally known to the public through no fault or action of Executive or others who were under confidentiality obligations as to such information.

2.2.    Non-Competition Covenants.

(a)	Definitions. For purposes of this Agreement, the term

(i)	“Company Competitive Business” means any business that sells, offers or provides any Company Competing Products/Services.

(ii)
“Company Restricted Geographic Area” means: the States of (I) Indiana; (II) Ohio; (III) Kentucky; (IV) Tennessee; (V) North Carolina; (VI) South Carolina; (VII) Georgia; (VIII) Alabama; (IX) Delaware; (X) Florida; (XI) Illinois; (XII) Louisiana; (XIII) Maryland; (XIV) Mississippi; (XV) Missouri; (XVI) New Jersey; (XVII) Pennsylvania; (XVIII) Virginia; (XIX) West Virginia; (XX) Wisconsin; (XXI) all states in which the Company is located as of the termination of Executive’s employment;  and (XXII) all states in which Executive has engaged in any business activities on behalf of, or for the benefit of, the Company at any time during the twenty four (24) months immediately preceding the termination of Executive’s employment and (XI) within a fifty (50) mile radius of any Company store or distribution center.

(iii)
“Company Competing Products/Services” means:  (1) any products and/or services that are similar to and competitive with the products and/or services that are offered, sold, provided or serviced by the Company as of the Effective Date provided the Company is offering, providing, selling or servicing such product or service as of the termination of Executive’s employment with the Company; and/or (2) any products and/or services that are similar to and competitive with any other new types of products and/or services offered, provided, sold or serviced by the Company after the Effective Date provided the Company is offering, providing, selling or servicing such new type of product or service as of the termination of Executive’s employment.

(b)
Non-Compete Obligations. In the below identified capacities, during Executive’s employment and for a period of twelve (12) months immediately after Executive’s voluntary or involuntary termination ("Restricted Period"), Executive will not (1) engage in any Company Competitive Business within the Company Restricted Geographic Area and (2) will not engage in any Company Competitive Business outside the Company Restricted Geographic Area if such work impacts or influences any Company Competitive Business within the Company Restricted Geographic Area:

(i)	in the same or similar capacity or function to that in which Executive worked for the Company,

(ii)	in any sales or marketing capacity,

(iii)	in any officer, executive or managerial capacity,

(iv)	in any business development capacity,

(v)
in any ownership capacity (provided, however, Executive may own up to 1% of any class of securities that is listed or admitted to trading on a national securities exchange or in a recognized over-the-counter market), or

(vi)	in any other capacity in which Executive’s knowledge of the Confidential Information would facilitate or support Executive’s work for the Company Competitive Business.

(c)	Other Restrictions. During the Restricted Period, Executive:

(i)
will not accept employment with, work for, or act in any other capacity for any Company Competitive Business if in such employment, work or capacity Executive likely would inevitably use and/or disclose any of the Company’s Confidential Information.

(ii)
will not solicit, recruit, hire, employ or attempt to hire or employ, or assist any person or entity in the recruitment or hiring of, any person who is an employee of the Company, or otherwise urge, induce or seek to induce any person to terminate his/her employment with the Company, or recommend or suggest to any person or entity that it recruit, hire or engage any person who is an employee of the Company.

(iii)
will not urge, induce or seek to induce any of the Company’s independent contractors, subcontractors, business partners, distributors, brokers, consultants, sales representatives, vendors or suppliers to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, the Company.

(d)
Notice Obligation. During the Restricted Period, Executive will, before beginning employment with or providing services to any other business enterprise, whether as an employee, independent contractor, consultant, advisor or otherwise: (i) notify the Company in writing of the proposed employment or services engagement, including the details concerning the identity of the business enterprise and the nature of the proposed employment or services engagement; and (ii) notify such business enterprise of this Agreement and provide such business enterprise with a copy of this Agreement.

(e)
Capacities. The covenants contained in this Section 2.2 prohibit Executive from engaging in certain activities directly or indirectly, whether on Executive’s own behalf or on the behalf of any other person or entity, and regardless of the capacity in which Executive is acting, including as an employee, independent contractor, owner, partner or advisor.

(f)
Extension Of Covenants. If Executive violates any of the non-competition covenants contained in this Section 2.2, the duration of all such covenants shall automatically be extended by the length of time during which Executive was in violation of any such covenant, including, but not limited to, an extension for the period from the date of Executive’s first violation until an injunction is entered enjoining such violation.

(g)
Period Of Employment For Non-Competition Purposes. For purposes of the non-competition covenants set forth in Section 2.2 of this Agreement, the term “Executive’s employment” includes not only the period during which Executive is directly employed by the Company, but also any period thereafter during which Executive provides services to the Company in any manner whatsoever, including without limitation as a consultant, independent contractor or leased employee. All post-employment restrictions shall begin to run from the time when Executive stops providing services to the Company in any manner whatsoever.

2.3.    Severability; Reformation Of Restrictions.

(a)
Separateness. The covenants and restrictions in this Agreement are separate and divisible. To the extent any covenant, provision or portion of this Agreement is determined to be unenforceable or invalid, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement.

(b)
Reformation. If any particular covenant, provision or portion of this Agreement is determined to be invalid or unenforceable, that covenant, provision or portion will automatically be deemed reformed such that it or they will have the closest effect permitted by law to the original form and shall be given effect and enforced as reformed to whatever extent would be enforceable under law. A court interpreting any non-competition or non-disclosure provision of this Agreement shall, if necessary, reform any such provision to make it enforceable under the law.

2.4.    Remedies. A breach or threatened breach of this Agreement by Executive will give rise to irreparable injury to the Company and money damages will not be adequate relief for such injury. The Company shall be entitled to obtain equitable relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, in addition to any other legal remedies which may be available, including the recovery of monetary damages from Executive. The Company also shall be entitled to recover from Executive all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to this Agreement in which the Company prevails in any respect, including, but not limited to, any action or proceeding in which the Company seeks enforcement of this Agreement or seeks relief from Executive’s violation of this Agreement.
2.5.    Survival Of Obligations. Certain of Executive’s obligations under this Agreement, including, Executive’s non-disclosure and non-competition obligations, survive the voluntary or involuntary termination of Executive’s employment with the Company. No breach of any contractual or legal duty by the Company shall excuse or terminate Executive’s obligations under Sections 2.1 and 2.2 of this Agreement or to preclude the Company from obtaining injunctive relief for Executive’s violation or threatened violation of such covenants.
2.6.    Reasonableness Of Terms. The restrictions imposed upon Executive under this Agreement are reasonable and necessary for the protection of the Company’s legitimate interests, including for the protection of the Company’s trade secrets and Confidential Information, particularly given that: (a) the Company is engaged in a highly competitive business; (b) Executive will have access to and will help develop Confidential Information; (c) the Company’s scope of operations and marketing activities are coextensive with the Restricted Geographic Area; (d) Executive will be privy to a substantial amount of the Confidential Information; and (e) Executive would be able to compete effectively against the Company from any location within the Restricted Geographic Area. The restrictions in this Agreement will not pose any substantial hardship on Executive and Executive will reasonably be able to earn a livelihood without violating any provision of this Agreement.
3.    General Provisions
3.1.    Governing Law; Choice Of Forum.

(a)
Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of Indiana, without giving effect to any choice or conflict of law rule (whether Indiana or any other jurisdiction) that would cause the law of any jurisdiction other than Indiana to apply. This Agreement is intended to supplement the provisions of the Uniform Trade Secrets Act, as amended from time to time, and the duties Executive owes to the Company under the common law, including, the duty of loyalty. This Agreement does not nullify any legal duties or obligations Executive owes to the Company under the common law or applicable statutes.

(b)
Forum. Any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court in Marion County, Indiana, or in the United States District Court for the Southern District of Indiana, Indianapolis Division. The parties irrevocably consent and submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue (including, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts.

3.2.    Successors And Assigns. The Company has the right to assign this Agreement. This Agreement shall inure to the benefit of, and may be enforced by, successors and assigns of the Company, including by asset assignment, stock sale, merger, consolidation or other corporate reorganization. This Agreement shall be binding on Executive, Executive’s executors, administrators, personal representatives or other successors in interest. Executive does not have the right to assign this Agreement.

3.3.    No Conflicting Agreements; No Use Of Others’ Trade Secrets. Executive represents and warrants to the Company that: (a) Executive’s employment with the Company and the performance of Executive’s employment duties will not constitute a breach of any agreements to which Executive is a party, including without limitation any employment or non-competition agreement with any former employer; and (b) Executive has not brought and will not bring to the Company and will not use or disclose during the performance of Executive’s employment services for the Company any documents, materials or information subject to any legally enforceable restrictions or obligations as to confidentiality or secrecy.
3.4.    Entire Agreement; No Waiver And Modification. This document constitutes the entire agreement of the parties on the subjects specifically addressed in it, and supersedes any prior oral or written agreements, understandings, or representations, on these subjects. The Company’s decision or failure to insist, in one or more instances, upon performance of any of the provisions of this Agreement or to pursue its rights under it is not a waiver of any such provisions or the relinquishment of any such rights. This Agreement may not be changed except by a written document signed by both Executive and a duly authorized officer of the Company.
3.5.    Negotiated Agreement. This Agreement is the result of negotiations between the parties, and no party shall be deemed to be the drafter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any party.
3.6.    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement. Signatures transmitted by facsimile or other electronic means are acceptable as much as original signatures for execution of this Agreement.
3.7.    Post-Employment Cooperation.    After the voluntary or involuntary termination of Executive's employment, Executive agrees and covenants that if the Company desires Executive to provide any information or testimony relating to any judicial, administrative or other proceeding involving the Company or to provide information relating to work transition matters, Executive will cooperate in making himself reasonably available for such purposes and will provide truthful information and/or testimony. Executive shall provide such cooperation without any additional compensation or remuneration. If after the voluntary or involuntary termination of Executive's employment should Executive be served with a subpoena in any legal proceeding relating to the Company, Executive agrees: (a) to inform the Company immediately of the subpoena; (b) to cooperate with the Company and its attorneys in preparing for any depositions or other formal process by which evidence is taken or received; and (c) to provide truthful testimony in response to questions that are within the scope of proper discovery. Executive further agrees to comply with any reasonable, lawful directions by the Company's attorneys should any litigation relating to the Company involve Executive as a witness.

GREGG APPLIANCES INC.	EXECUTIVE
By: /s/ Charles Young	/s/ Julie Lyle
Charles Young	Julie Lyle
Chief Human Resources Officer	Chief Marketing Officer
December 6, 2013
Date: December 9, 2013